Exhibit 99.1

Tenax Therapeutics Gains North American Rights to Oral Levosimendan through Expanded License Agreement with Orion Corporation

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Tenax gains developmental and commercial rights for a fully-developed oral levosimendan formulation in the U.S. and Canada

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Oral formulation expected to be used in upcoming Phase 3 registration trial

Morrisville, NC, October 15, 2020 - Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing, and commercializing products for the critical care market, today announced that it has entered into an amendment to the existing licensing agreement with Orion Corporation to include the rights to develop and commercialize in the United States and Canada an oral formulation of levosimendan for use with Type 2 pulmonary hypertension in heart failure patients with preserved ejection fraction (PH-HFpEF), or other pulmonary hypertension or heart failure related indications. The Company recently completed a Phase 2 study in PH-HFpEF using an intravenous formulation of levosimendan, which the Company has exclusive development and commercialization rights to in the US and Canada under the existing license agreement. The Company now plans to utilize the oral formulation in its upcoming Phase 3 trial in PH-HFpEF. Currently, there are no approved products for treating PH-HFpEF.

Tenax CEO Anthony DiTonno stated “Adding the oral formulation to our existing agreement represents a significant opportunity for us. Use of the currently available 1mg capsule of levosimendan should allow us to conduct our upcoming Phase 3 trial with significantly faster enrollment versus the IV formulation. We expect an oral formulation will also enable us to enjoy greater market acceptance upon FDA approval for marketing”.

The oral formulation is a fully developed capsule that has already been used in a large number of patients over an extended period of time, up to one year in many cases. The amendment allows Tenax to access all of the manufacturing, preclinical and clinical data generated on oral levosimendan to support its use in the US and Canada, which we anticipate will expedite development efforts.

The Company intends to review its plans to use the oral levosimendan formulation in a Phase 3 trial in PH-HFpEF patients with the FDA during its End-of-Phase 2 meeting.

About Phase 2 HELP Trial

The HELP Study (Hemodynamic Evaluation of Levosimendan in PH-HFpEF) was a multi-center, double-blind, placebo-controlled Phase 2 clinical trial designed to evaluate levosimendan in 36 patients with pulmonary hypertension and heart failure with preserved ejection fraction (PH-HFpEF). Endpoints in the trial evaluated various invasive hemodynamic and clinical measures including a 6-minute walk test. The Company previously announced positive topline results from this Phase 2 trial. The trial demonstrated significant reduction in right atrial and pulmonary capillary wedge pressures. It also demonstrated a significant improvement with 6-minute walk distance.

About Tenax Therapeutics

Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has a world-class scientific advisory team including recognized global experts in pulmonary hypertension. The Company owns North American rights to develop and commercialize levosimendan and has recently released topline data regarding their Phase 2 clinical trial for the use of levosimendan in the treatment of Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF). For more information, visit www.tenaxthera.com.

About Levosimendan

Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company’s control that could lead to delays in the clinical study including delays in patient enrollment, new product introductions and customer acceptance of these new products; matters beyond the Company’s control that could impact the Company’s continued compliance with Nasdaq listing requirements; the impact of management changes on the Company’s business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on March 30, 2020, and its quarterly report of Form 10-Q filed on August 14, 2020, as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Contacts
Investor Contact:
Westwicke
Stephanie Carrington, 646-277-1282
Stephanie.carrington@westwicke.com